EXHIBIT 99.1

For Immediate Release

February 19, 2025

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507

Broadstone Net Lease Announces Fourth Quarter and Full Year 2024 Results

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced its operating results for the year and quarter ended December 31, 2024.

MANAGEMENT COMMENTARY

“I am extremely proud of our 2024 results, achieving $1.43 of AFFO per share, at the top end of our guidance, and executing on over $400 million in total investments while substantially completing our clinical healthcare portfolio simplification strategy. We are well set up for growth in 2025 and beyond through our differentiated core building blocks of growth, including a strong pipeline of new investments and more than $200 million of high-quality build-to-suit developments scheduled to phase into completion during 2025 and 2026,” said John Moragne, BNL’s Chief Executive Officer. “During 2024 we grew our high-quality portfolio of diversified properties with strong operating metrics, pruned tenant credit risk and lease rollover risk through targeted dispositions, and maintained a fortified investment grade balance sheet with low leverage at 5.0x and ample liquidity to capitalize on additional investment opportunities. We are proud of our accomplishments in 2024 and excited for what’s to come in 2025.”

As of December 31, 2024, we have substantially completed our healthcare portfolio simplification strategy, reducing our clinical & surgical assets to 3.2% of our ABR from 9.7% at the end of 2023. As a result, we updated our core property types to industrial, retail, and other to realign our portfolio reporting and emphasize our core growth property types.

FULL YEAR 2024 HIGHLIGHTS

OPERATING RESULTS
•
Generated net income of $169.0 million, or $0.86 per share, representing a 3.6% increase compared to the same period in the prior year.
•
Generated adjusted funds from operations (“AFFO”) of $282.0 million, or $1.43 per diluted share, representing a 1.4% increase compared to 2023 and achievement of the top end of our guidance range for 2024.
•
Incurred $38.0 million of general and administrative expenses, representing a 3.6% decrease compared to the previous year. Incurred core general and administrative expenses of $29.3 million, which excludes $7.4 million of stock-based compensation, $0.9 million of non-capitalized transaction costs, and $0.4 million of severance and employee transition costs, representing a 7.9% decrease compared to the previous year.
•
Portfolio was 99.1% leased based on rentable square footage, with only two of our 765 properties vacant and not subject to a lease at quarter end.
•
Collected 99.1% of base rents due for the year for all properties under lease.

INVESTMENT & DISPOSITION ACTIVITY
•
Invested $404.8 million, including $234.3 million in new property acquisitions, $115.3 million in build-to-suit developments, $52.2 million in transitional capital, and $3.0 million in revenue generating capital expenditures. The completed acquisitions and revenue generating capital expenditures had a weighted average initial cash capitalization rate of 7.3%, weighted average lease term of 10.8 years, weighted average annual rent increase of 2.4%, and a weighted average straight-line yield of 8.1% on new property acquisitions. Total investments consist of $276.6 million in industrial properties and $128.2 million in retail properties.
•
Subsequent to year end, we invested $32.2 million, including $22.3 million in build-to-suit developments and $9.9 million in acquisitions. As of the date of this release, we have a total of $200.7 million in remaining estimated investments for build-to-suit developments to be funded through the third quarter of 2026.
•
As of the date of this release, we have an additional $103.5 million of acquisitions under control and $5.4 million of commitments to fund revenue generating capital expenditures with existing tenants.
•
Commenced contractually scheduled rent with our build-to-suit tenant, United Natural Foods, Inc. (“UNFI”), based on the substantial completion of construction in early September 2024, with the final funding and full construction completed in January 2025. The capitalization rate upon rent commencement was 7.2%, and, together with rent escalations, represents a straight-line yield of 8.6%.

•
During the year and through the date of this release, we sold 58 properties for gross proceeds of $364.0 million at a weighted average cash capitalization rate of 7.8% on tenanted properties, substantially completing our strategic clinical healthcare portfolio simplification. As a result, we updated our core property types to industrial, retail, and other to align with the composition of our remaining portfolio.

CAPITAL MARKETS ACTIVITY
•
In May 2024, we refreshed our ATM Program, increasing the total available capacity to $400.0 million. As of December 31, 2024, we had approximately $360.0 million of remaining availability.
•
In conjunction with our growing build-to-suit development pipeline, we sold, on a forward basis, 2.2 million shares of our common stock at a gross price per share of $18.29 for estimated net proceeds of approximately $38.5 million under our at-the-market common equity offering (“ATM Program”), none of which has settled. These sales may be settled, at our discretion, at any time prior to September 2025.
•
In March 2024, we renewed our stock repurchase program for up to $150.0 million through March 2025.
•
In June 2024, we entered into $460.0 million of forward interest rate swaps starting throughout 2025 and maturing through 2030 at a weighted average fixed rate of 3.73%
•
Ended the year with total outstanding debt of $1.9 billion, Net Debt of $1.9 billion, a Net Debt to Annualized Adjusted EBITDAre ratio of 5.0x, and a Pro Forma Net Debt to Annualized Adjusted EBITDAre ratio of 4.9x.
•
At December 31, 2024, we had $907.0 million of capacity on our unsecured revolving credit facility.
•
Declared a quarterly dividend of $0.29 per share.

FOURTH QUARTER 2024 HIGHLIGHTS

OPERATING RESULTS
•
Generated net income of $27.6 million, or $0.14 per share.
•
Generated AFFO of $70.5 million, or $0.36 per share.
•
Incurred $9.9 million of general and administrative expenses, inclusive of $2.0 million of stock-based compensation.
•
Collected 99.2% of base rents due for the fourth quarter for all properties under lease.

INVESTMENT & DISPOSITION ACTIVITY
•
During the fourth quarter, we invested $23.0 million in build-to-suit developments. Total investments consist of $21.8 million in industrial properties and $1.2 million in retail properties.
•
During the fourth quarter, we sold 12 properties for gross proceeds of $56.1 million at a weighted average cash capitalization rate of 7.9% on tenanted properties.

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended			For the Twelve Months Ended
(in thousands, except per share data)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenues	$112,130	$108,397	$105,000	$431,800	$442,888

Net income, including non-controlling interests	$27,607	$37,268	$6,797	$168,989	$163,312
Net earnings per share – diluted	$0.14	$0.19	$0.03	$0.86	$0.83

FFO	$80,003	$73,818	$69,443	$300,681	$298,622
FFO per share	$0.41	$0.37	$0.35	$1.52	$1.52

Core FFO	$74,427	$73,971	$75,275	$295,471	$298,883
Core FFO per share	$0.38	$0.37	$0.38	$1.50	$1.52

AFFO	$70,532	$70,185	$71,278	$281,991	$277,725
AFFO per share	$0.36	$0.35	$0.36	$1.43	$1.41

Diluted Weighted Average Shares Outstanding	196,697	196,932	196,373	196,619	196,315

FFO, Core FFO, and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

REAL ESTATE PORTFOLIO UPDATE

As of December 31, 2024, we owned a diversified portfolio of 765 individual net leased commercial properties with 758 properties located in 44 U.S. states and seven properties located in four Canadian provinces, comprising approximately 39.4 million rentable square feet of operational space. As of December 31, 2024, all but two of our properties were subject to a lease, and our properties were occupied by 202 different commercial tenants, with no single tenant accounting for more than 4.1% of our annualized base rent (“ABR”). Properties subject to a lease represent 99.1% of our portfolio’s rentable square footage. The ABR weighted average lease term and ABR weighted average annual minimum rent increase, pursuant to leases on properties in the portfolio as of December 31, 2024, was 10.2 years and 2.0%, respectively.

BUILD-TO-SUIT DEVELOPMENT PROJECTS

The following table summarizes our in-process and stabilized developments as of the date of this release. We have secured the land and started construction on five in-process developments.

(unaudited, in thousands)
Property	Property Type	Projected Rentable Square Feet	Start Date	Target Stabilization Date	Lease Term (Years)	Total Project Commitment	Estimated Total Project Investment	Cumulative Investment at 2/19/2025	Estimated Remaining Investment	Estimated Cash Capitalization Rate	Estimated Straight-line Yield[1]
In-process developments:
7 Brew (High Point - NC)	Retail	1	Dec. 2024	Feb. 2025	15	$1,975	$1,975	$1,431	$544	8.0%	8.8%
7 Brew (Charleston - SC)	Retail	1	Feb. 2025	Apr. 2025	15	1,729	1,729	797	932	7.9%	8.8%
Sierra Nevada (Dayton - OH)	Industrial	122	Oct. 2024	Nov. 2025	15	58,563	58,563	8,842	49,721	7.6%	9.4%
Sierra Nevada (Dayton - OH)	Industrial	122	Oct. 2024	Mar. 2026	15	55,525	55,525	7,255	48,270	7.7%	9.6%
Southwire (Bremen - GA)	Industrial	1,200	Dec. 2024	Jul. 2026	10	115,411	109,554	8,285	101,269	7.6%	8.6%
		1,446				233,203	227,346	26,610	200,736
Stabilized developments:
UNFI (Sarasota - FL)	Industrial	1,016	Sep. 2024	Completed	15	204,833	200,958	200,958	—	7.2%	8.6%
Total		2,462				$438,036	$428,304	$227,568	$200,736

1 Represents the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.

DISTRIBUTIONS

At its February 14, 2025, meeting, our board of directors declared a quarterly dividend of $0.29 per common share and OP Unit to holders of record as of March 31, 2025, payable on or before April 15, 2025.

2025 GUIDANCE

For 2025, BNL expects to report AFFO of between $1.45 and $1.49 per diluted share.

The guidance is based on the following key assumptions:

(i)
investments in real estate properties between $400 million and $600 million;
(ii)
dispositions of real estate properties between $50 million and $100 million; and
(iii)
total core general and administrative expenses between $30 million and $31 million.

Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.

The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company’s ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the guidance periods.

CONFERENCE CALL AND WEBCAST

The Company will host its fourth quarter earnings conference call and audio webcast on Thursday, February 20, 2025, at 1:00 p.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/369889726. If you prefer to listen via phone, U.S. participants may dial: 1-833-470-1428 (toll free) or 1-404-975-4839 (local), access code 165365. International access numbers are viewable here: https://www.netroadshow.com/events/global-numbers?confId=76041.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of December 31, 2024, BNL’s diversified portfolio consisted of 765 individual net leased commercial properties with 758 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2025 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which the Company expects to file with the SEC on February 20, 2025, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Core Funds From Operations (“Core FFO”), AFFO, Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31, 2024	December 31, 2023
Assets
Accounted for using the operating method:
Land	$778,826	$748,529
Land improvements	357,142	328,746
Buildings and improvements	3,815,521	3,803,156
Equipment	15,843	8,265
Total accounted for using the operating method	4,967,332	4,888,696
Less accumulated depreciation	(672,478)	(626,597)
Accounted for using the operating method, net	4,294,854	4,262,099
Accounted for using the direct financing method	26,154	26,643
Accounted for using the sales-type method	571	572
Property under development	18,784	94,964
Investment in rental property, net	4,340,363	4,384,278
Cash and cash equivalents	14,845	19,494
Accrued rental income	162,717	152,724
Tenant and other receivables, net	3,281	1,487
Prepaid expenses and other assets	41,584	36,661
Interest rate swap, assets	46,220	46,096
Goodwill	339,769	339,769
Intangible lease assets, net	267,638	288,226
Total assets	$5,216,417	$5,268,735

Liabilities and equity
Unsecured revolving credit facility	$93,014	$90,434
Mortgages, net	76,846	79,068
Unsecured term loans, net	897,201	895,947
Senior unsecured notes, net	846,064	845,309
Accounts payable and other liabilities	48,983	47,534
Dividends payable	58,317	56,869
Accrued interest payable	5,837	5,702
Intangible lease liabilities, net	48,731	53,531
Total liabilities	2,074,993	2,074,394

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 188,626 and 187,614 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	47	47
Additional paid-in capital	3,450,584	3,440,639
Cumulative distributions in excess of retained earnings	(496,543)	(440,731)
Accumulated other comprehensive income	49,657	49,286
Total Broadstone Net Lease, Inc. equity	3,003,745	3,049,241
Non-controlling interests	137,679	145,100
Total equity	3,141,424	3,194,341
Total liabilities and equity	$5,216,417	$5,268,735

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
Revenues
Lease revenues, net	$112,130	$108,397	$431,800	$442,888

Operating expenses
Depreciation and amortization	42,987	38,016	156,179	158,626
Property and operating expense	6,764	7,014	24,741	22,576
General and administrative	9,928	8,722	37,986	39,425
Provision for impairment of investment in rental properties	17,690	1,059	49,001	31,274
Total operating expenses	77,369	54,811	267,907	251,901

Other income (expenses)
Interest income	42	70	994	512
Interest expense	(19,564)	(18,178)	(74,077)	(80,053)
Gain on sale of real estate	8,196	2,441	73,153	54,310
Income taxes	(527)	291	(1,175)	(763)
Other income (expenses)	4,699	(942)	6,201	(1,681)
Net income	27,607	37,268	168,989	163,312
Net income attributable to non-controlling interests	(1,217)	(1,660)	(6,548)	(7,834)
Net income attributable to Broadstone Net Lease, Inc.	$26,390	$35,608	$162,441	$155,478

Weighted average number of common shares outstanding
Basic	187,592	187,496	187,454	186,617
Diluted	196,697	196,932	196,619	196,315
Net earnings per common share
Basic and Diluted	$0.14	$0.19	$0.86	$0.83

Comprehensive income (loss)
Net income	$27,607	$37,268	$168,989	$163,312
Other comprehensive income (loss)
Change in fair value of interest rate swaps	31,458	(41,682)	124	(17,293)
Realized (gain) loss on interest rate swaps	(6)	(5)	209	1,883
Comprehensive income (loss)	59,059	(4,419)	169,322	147,902
Comprehensive (income) loss attributable to non-controlling interests	(2,602)	196	(6,552)	(7,070)
Comprehensive income (loss) attributable to Broadstone Net Lease, Inc.	$56,457	$(4,223)	$162,770	$140,832

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended December 31, 2024 and September 30, 2024 and for the year ended December 31, 2024 and 2023. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended		For the Year Ended
(in thousands, except per share data)	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
Net income	$27,607	$37,268	$168,989	$163,312
Real property depreciation and amortization	42,902	37,932	155,844	158,346
Gain on sale of real estate	(8,196)	(2,441)	(73,153)	(54,310)
Provision for impairment on investment in rental properties	17,690	1,059	49,001	31,274
FFO	$80,003	$73,818	$300,681	$298,622
Net write-offs of accrued rental income	120	—	2,676	4,458
Other non-core income from real estate transactions[1]	(1,183)	(887)	(2,070)	(7,500)
Cost of debt extinguishment	—	—	—	3
Severance and employee transition costs	187	98	385	1,622
Other (income) expenses[2]	(4,700)	942	(6,201)	1,678
Core FFO	$74,427	$73,971	$295,471	$298,883
Straight-line rent adjustment	(6,312)	(5,309)	(21,652)	(26,736)
Adjustment to provision for credit losses	—	—	(17)	(10)
Amortization of debt issuance costs	983	983	3,932	3,938
Amortization of net mortgage premiums	—	—	—	(78)
Non-capitalized transaction costs	299	25	951	—
(Gain) loss on interest rate swaps and other non-cash interest expense	(6)	(5)	209	1,884
Amortization of lease intangibles	(991)	(1,309)	(4,413)	(5,846)
Stock-based compensation	1,977	1,829	7,355	5,972
Deferred taxes	155	—	155	(282)
AFFO	$70,532	$70,185	$281,991	$277,725
Diluted WASO[3]	196,697	196,932	196,619	196,315
Net earnings per diluted share[4]	$0.14	$0.19	$0.86	$0.83
FFO per diluted share[4]	0.41	0.37	1.52	1.52
Core FFO per diluted share[4]	0.38	0.37	1.50	1.52
AFFO per diluted share[4]	0.36	0.35	1.43	1.41

1 Amount includes $1.2 million of lease termination fees and $0.9 million in income for the settlement of a permanent land easement for an insignificant portion of two of our properties during the three ended December 31, 2024 and September 30, 2024, respectively. Amount includes $7.5 million of lease termination fees for the year ended December 31, 2023.

2 Amount includes $4.7 million and $(0.9) million of unrealized foreign exchange gain (loss) for the three months ended December 31, 2024 and September 30, 2024, respectively, and $6.2 million and $(1.7) million of unrealized foreign exchange gain (loss) for the years ended December 31, 2024 and 2023, respectively, primarily associated with our Canadian dollar denominated revolving borrowings.

3 Excludes 974,256, and 1,024,429 weighted average shares of unvested restricted common stock for the three months ended December 31, 2024 and September 30, 2024, respectively. Excludes 924,237, and 492,046 weighted average shares of unvested restricted common stock for the years ended December 31, 2024 and 2023, respectively.

4 Excludes $0.3 million from the numerator for the three months ended December 31, 2024 and September 30, 2024, respectively. Excludes $1.2 million and $0.5 million from the numerator for the years ended December 31, 2024 and 2023, respectively, related to dividends paid or declared on shares of unvested restricted common stock.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.

We compute Core FFO by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, cost of debt extinguishments, lease termination fees and other non-core income from real estate transactions, gain on insurance recoveries, severance and employee transition costs, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.

We compute AFFO, by adjusting Core FFO for certain revenues and expenses that are non-cash or unique in nature, including straight-line rents, adjustment to provision for credit losses, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, adjustment to provision for credit losses, non-capitalized transaction costs such as acquisition costs related to deals that failed to transact, (gain) loss on interest rate swaps and other non-cash interest expense, deferred taxes, stock-based compensation, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.

Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates.

FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to EBITDA, EBITDAre, Adjusted EBITDAre, and Pro Forma Adjusted EBITDAre, debt to Net Debt and Pro Forma Net Debt, Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended December 31, 2024, September 30, 2024, and December 31, 2023:

	For the Three Months Ended
(in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Net income	$27,607	$37,268	$6,797
Depreciation and amortization	42,987	38,016	39,278
Interest expense	19,565	18,178	18,972
Income taxes	527	291	(268)
EBITDA	$90,686	$93,753	$64,779
Provision for impairment of investment in rental properties	17,690	1,059	29,801
Gain on sale of real estate	(8,197)	(2,441)	(6,270)
EBITDAre	$100,179	$92,371	$88,310
Adjustment for current quarter investment activity[1]	28	4,080	153
Adjustment for current quarter disposition activity[2]	(11)	(66)	(156)
Adjustment to exclude non-recurring and other expenses[3]	348	(201)	128
Adjustment to exclude net write-offs of accrued rental income	120	—	4,161
Adjustment to exclude realized / unrealized foreign exchange (gain) loss	(4,699)	942	1,453
Other income from real estate transactions[4]	(1,183)	(887)	—
Adjusted EBITDAre	$94,782	$96,239	$94,049
Estimated revenues from developments[5]	334	—	—
Pro Forma Adjusted EBITDAre	$95,116	$96,239	$94,049
Annualized EBITDAre	400,716	369,484	353,240
Annualized Adjusted EBITDAre	379,128	384,956	376,196
Pro Forma Annualized Adjusted EBITDAre	380,464	384,956	376,196

1 Reflects an adjustment to give effect to all investments during the quarter, including developments that have reached rent commencement, as if they had been made as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

3 Amount includes $0.2 million accelerated lease intangible amortization and $0.1 million of severance and employee transition costs for the three months ended December 31, 2024.

4 Amount includes $1.2 million of lease termination fees and $0.9 million in income for the settlement of a permanent land easement for an insignificant portion of two of our properties during the three months ended December 31, 2024 and September 30, 2024, respectively.

5 Represents estimated contractual revenues based on in-process development spend to-date.

(in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Debt
Unsecured revolving credit facility	$93,014	$125,482	$90,434
Unsecured term loans, net	897,201	896,887	895,947
Senior unsecured notes, net	846,064	845,875	845,309
Mortgages, net	76,846	77,416	79,068
Debt issuance costs	6,802	7,314	8,848
Gross Debt	1,919,927	1,952,974	1,919,606
Cash and cash equivalents	(14,845)	(8,999)	(19,494)
Restricted cash	(1,148)	(2,219)	(1,138)
Net Debt	$1,903,934	$1,941,756	$1,898,974
Estimated net proceeds from forward equity agreements[1]	(38,514)	(38,983)	—
Pro Forma Net Debt	$1,865,420	$1,902,773	$1,898,974

Leverage Ratios:
Net Debt to Annualized EBITDAre	4.8x	5.3x	5.4x
Net Debt to Annualized Adjusted EBITDAre	5.0x	5.0x	5.0x
Pro Forma Net Debt to Annualized Adjusted EBITDAre	4.9x	4.9x	5.0x

1 Represents pro forma adjustment for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented.

We define Net Debt as gross debt (total reported debt plus debt issuance costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted investment strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre, each discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new investments using our unsecured Revolving Credit Facility, our leverage profile and Net Debt will be immediately impacted by current quarter investments. However, the full benefit of EBITDAre from new investments will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our investments and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all investments and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments, realized or unrealized gains and losses on foreign currency transactions, or gains on insurance recoveries, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items that are not a result of normal operations. While investments in build-to-suit developments have an immediate impact to Net Debt, we do not make an adjustment to EBITDAre until the quarter in which the lease commences. We define our Pro Forma Adjusted EBITDAre as Adjusted EBITDAre adjusted to show the impact of estimated contractual revenues based on in-process development spend to-date. Our Pro Forma Net Debt is defined as Net Debt adjusted for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented. We then annualize quarterly Adjusted EBITDAre and Pro Forma Adjusted EBITDAre by multiplying them by four (“Annualized Adjusted EBITDAre” and “Annualized Pro Forma Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.